EXHIBIT 22
                           SUBSIDIARIES OF THE COMPANY
Subsidiaries

EA Engineering, Science, and
Technology de Mexico, S.A. de C.V.
Newton 53, Suite 11
Colonia Polanco-Chapultepec
Mexico, D.F. 11560

EA Financial, Inc.
900 Market Street, Suite 200
Wilmington, Delaware 19801

EA International, Inc.
11019 McCormick Road
Hunt Valley, Maryland 21031